NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS THIRD QUARTER 2010 RESULTS
Company Reports Profitable Results for Fifth Consecutive Quarter

EUGENE, Ore., October 20, 2010 -- Pacific Continental Corporation (NASDAQ: PCBK), the holding company for Pacific Continental Bank, today reported financial results for the third quarter ended September 30, 2010.

Third quarter highlights:
•	Achieved fifth consecutive quarter of profitability.
•	Strong growth in core deposits continues.
•	Total risk-based capital ratio of 17.10%, significantly above the 10.0% minimum for “well-capitalized” designation.
•	Pre-tax pre-provision core earnings remain strong.
•	Recognized by the Portland Business Journal for service to the community and nonprofit organizations at the 2010 Corporate Philanthropy Awards ceremony.

“I am pleased with the progress we have made in this challenging economy and reporting our fifth consecutive quarter of profitability,” said Hal Brown, chief executive officer. “While the economic conditions continue to remain difficult and uncertain, as evidenced by an increase in our nonperforming assets, we remain cautiously optimistic that we have turned the corner on this deep credit cycle,” added Brown.

Net income for the third quarter 2010 was $1.2 million, compared to net income of $279 thousand for the third quarter 2009. On a linked-quarter basis, net income for the third quarter 2010 was down $500 thousand from the second quarter 2010 and was primarily the result of increased other real estate expense due to valuation write-downs on certain properties.

Earnings per diluted share were $0.06 for the third quarter 2010, compared to $0.02 for the prior year third quarter. For the nine months ended September 30, 2010, net income was $3.9 million compared to net loss of $4.9 million for the same period during 2009. Net income per diluted share was $0.21 for the first nine months of 2010, compared to net loss per diluted share of $0.38 for the first nine months of 2009.

Improved capital levels
During the third quarter 2010, the Company’s capital levels continued to improve through retained earnings and unrealized gains in its securities portfolio. At September 30, 2010, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 13.41%, 15.85%, and 17.10% as compared to 13.21%, 15.75%, and 17.01% at June 30, 2010. All three ratios at September 30, 2010, significantly exceed the FDIC’s minimum well-capitalized designation levels of 5.00%, 6.00%, and 10.00%, respectively.

Core earnings and net interest margin
Core earnings, defined as earnings before loan-loss provisions and taxes, were $5.8 million in the third quarter 2010, the same as reported for second quarter 2010, but down from the $7.8 million reported for third quarter 2009. The significant decrease in year-over-year core earnings was due to an $879 thousand decline in operating income combined with a $1.2 million increase in noninterest expenses.

The quarter-over-quarter increase in noninterest expense was due to a number of factors including a $771 thousand increase in other real estate expense related to valuation write-downs and a $200 thousand increase in FDIC insurance premiums. In addition, the third quarter 2009 results benefited from one-time reversals of expense accruals related to incentive, 401k contributions, and group insurance that totaled approximately $417 thousand.

On a linked-quarter basis, the third quarter 2010 noninterest expense was up $287 thousand over the second quarter 2010 that was entirely attributable to an increase in other real estate valuation write-downs. The increase in other real estate expense on a linked-quarter basis was partially offset by declines in personnel expense and business development costs.

The net interest margin for the current quarter was 4.68%, down 6 basis points from the 4.74% margin reported for second quarter 2010, and down 56 basis points from the net interest margin reported for third quarter 2009. Presentation of the net interest margin for third quarter 2009 was revised to eliminate FHLB stock of approximately $10.7 million from earning assets. This change resulted in a 5 basis points increase to the previously reported third quarter 2009 net interest margin. A decline in the net interest margin had been expected due to a decrease in loan volumes and an increase in lower-yielding investment securities. In addition, the third-quarter 2010 net interest margin was negatively impacted by interest reversals of $232 thousand for loans placed on nonaccrual status during the quarter.

Core deposit growth continues while loan demand remains soft
During the third quarter 2010, the Company continued to experience strong growth in its company-defined core deposit base. Quarterly average core deposit figures, a measure which reduces daily deposit volatility, show third-quarter 2010 average core deposits of $846.8 million, an increase of $35.2 million or 4.3% over the second-quarter 2010 average and an increase of $122.0 million or 16.8% over the third quarter 2009 average. At September 30, 2010, period-end core deposits totaled $850.9 million, up $78.9 million from December 31, 2009, and up $99.3 million from September 30, 2009.

Loan activity continues to reflect the weak economic conditions and together with the planned contraction in the construction and land development portfolios led to a continued decline in period-end gross loans. Outstanding loans at September 30, 2010, were $883.0 million, down $21.0 million from the end of second quarter 2010. The decline in loans was expected due to transfers of problem loans to other real estate owned and the planned contraction in the Bank’s construction and land development portfolios which have declined $64.4 million over the past year and currently represent 11.9% of total gross loans, compared to 17.7% of total gross loans at September 30, 2009. This decline in construction financing was partially offset by increases in the permanent real estate and commercial loan portfolios primarily as they relate to dental and small business financing. Conversely, the Company’s securities portfolio grew by $99.7 million or 86.2% during the period from September 30, 2009, to September 30, 2010.

Non-performing assets, provisioning, and loan statistics
Non-performing assets (“NPAs”) at September 30, 2010, totaled $58.0 million or 4.86% of total assets, an increase of $9.0 million during the quarter from $48.9 million or 4.16% of total assets at June 30, 2010.

“Planned resolutions of three problem assets anticipated during the late third quarter 2010 were unexpectedly delayed creating higher level of NPAs at quarter-end than we had anticipated,” said Roger Busse, president and chief operating officer. “However, those resolutions remain on track, and are expected to be executed during the fourth quarter, which should offset the increases and potentially provide a sizeable recovery. We also continued to take possession of real estate collateral during the third quarter, which we believe will allow for a reduction in non-performing assets through sale of foreclosed properties,” added Busse.

The Company’s third-quarter 2010 provision for loan losses was $3.8 million, the same as reported for second quarter 2010. While the provision remains elevated when compared to pre-recession periods, it has been trending down over the past six quarters. During the third quarter of 2010, the Bank recognized net loan charge-offs of $3.8 million, down significantly from the $8.6 million recorded in the same quarter last year. For the first nine months of 2010, net loan charge-offs totaled $7.3 million compared to $21.6 million for the same period last year. The allowance for loan losses as a percentage of outstanding loans at September 30, 2010, was 2.01%, compared to 1.42%, and 1.91% at December 31, 2009, and September 30, 2009, respectively.

Conference Call and Audio Webcast:
Management will conduct a live conference call and audio webcast for interested parties relating to its results for the third quarter 2010 on Thursday, October 21, 2010, at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418. The webcast will be available via Pacific Continental’s website (http://www.therightbank.com/). To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin.

An audio webcast replay is typically available within twenty-four hours following the live webcast and will be archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental, with $1.2 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, healthcare professionals, professional service providers, and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank (PCB) has been honored with numerous business and community-service awards from highly regarded third-party organizations. Most recently, in September 2010, PCB was recognized as a top-ten company by the Portland Business Journal in the publication’s annual corporate philanthropy awards; in June 2010, The Seattle Times selected the Bank  as one of the Top 20 Companies of the Decade and - for the tenth consecutive year - named Pacific Continental to its  “Best of the Northwest” ranking of top publicly rated companies headquartered in the Pacific Northwest; and, in March 2010, Oregon Business magazine recognized PCB as the top-ranked financial institution to work for in the publication’s large company category, making it the tenth consecutive year Pacific Continental has been recognized as one of the 100 Best Companies to work for in Oregon.

Pacific Continental Corporation's shares are listed on the Nasdaq Global Select Market under the symbol "PCBK” and are a component of the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com

Forward-Looking Statement Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company's banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
(In thousands, except share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest and dividend income
Loans	$14,070	$15,659	$43,233	$46,308
Securities	1,791	1,325	4,745	3,495
Federal funds sold & interest-bearing deposits with banks	3	2	6	4
	15,864	16,986	47,984	49,807

Interest expense
Deposits	2,395	2,481	7,069	7,080
Federal Home Loan Bank & Federal Reserve borrowings	563	633	1,788	2,005
Junior subordinated debentures	133	132	393	392
Federal funds purchased	15	23	39	76
	3,106	3,269	9,289	9,553

Net interest income	12,758	13,717	38,695	40,254

Provision for loan losses	3,750	8,300	11,750	29,000
Net interest income after provision for loan losses	9,008	5,417	26,945	11,254

Noninterest income
Service charges on deposit accounts	418	465	1,247	1,401
Bankcard fee income	385	317	1,078	899
Loan servicing fees	31	18	63	55
Mortgage banking income	69	61	144	247
Gain on sale of investment securities	-	-	45	-
Impairment losses on investment securities (OTTI)	-	-	(226)	-
Other noninterest income	286	248	806	725
	1,189	1,109	3,157	3,327

Noninterest expense
Salaries and employee benefits	4,071	3,810	13,054	12,908
Premises and equipment	909	747	2,580	2,431
Bankcard processing	131	135	424	381
Business development	225	342	931	1,272
FDIC insurance assessment	491	291	1,477	1,508
Other real estate expense	803	32	904	597
Other noninterest expense	1,558	1,657	4,934	4,613
	8,188	7,014	24,304	23,710

Income (loss) before provision for income taxes	2,009	(488)	5,798	(9,129)
Provision (benefit) for income taxes	857	(767)	1,897	(4,226)

Net income (loss)	$1,152	$279	$3,901	$(4,903)

Earnings (loss) per share:
Basic	$0.06	$0.02	$0.21	$(0.38)
Diluted	$0.06	$0.02	$0.21	$(0.38)

Weighted average shares outstanding:
Basic	18,399,442	12,872,781	18,396,990	12,852,063

Common stock equivalents
attributable to stock-based awards	16,161	35,869	18,620	-
Diluted	18,415,603	12,908,650	18,415,610	12,852,063

PERFORMANCE RATIOS
Return on average assets	0.38%	0.10%	0.44%	-0.59%
Return on average equity (book)	2.66%	0.92%	3.07%	-5.25%
Return on average equity (tangible) (1)	3.06%	1.14%	3.54%	-6.42%
Net interest margin	4.68%	5.24%	4.76%	5.24%
Efficiency ratio (2)	58.71%	47.31%	58.07%	54.40%

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(2) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus non interest income.

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30,	September 30,
	2010	2009
ASSETS
Cash and due from banks	$18,424	$17,624
Interest-bearing deposits with banks	269	266
Total cash and cash equivalents	18,693	17,890

Securities available-for-sale	215,259	115,585
Loans held for sale	1,397	453
Loans, less allowance for loan losses and net deferred fees	864,604	940,754
Interest receivable	4,247	4,110
Federal Home Loan Bank stock	10,652	10,652
Property and equipment, net of accumulated depreciation	21,169	20,132
Goodwill and other intangible assets	22,514	22,737
Deferred tax asset	9,749	6,301
Taxes receivable	1,460	4,707
Other real estate owned	15,422	4,247
Prepaid FDIC assessment	4,950	-
Other assets	1,888	2,940

Total assets	$1,192,004	$1,150,508

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing demand	$220,104	$196,320
Savings and interest-bearing checking	545,032	461,723
Time $100,000 and over	60,083	71,526
Other time	99,704	96,951
Total deposits	924,923	826,520

Federal funds and overnight funds purchased	12,380	10,000
Federal Home Loan Bank advances and other borrowings	68,500	181,000
Junior subordinated debentures	8,248	8,248
Accrued interest and other payables	5,374	4,430
Total liabilities	1,019,425	1,030,198

Shareholders' equity
Common stock, 50,000,000 shares authorized
issued & outstanding: 18,404,725 at September 30, 2010
and 12,872,781 at September 30, 2009	136,845	90,522
Retained earnings	32,962	29,773
Accumulated other comprehensive gain	2,772	15
	172,579	120,310

Total liabilities and shareholders’ equity	$1,192,004	$1,150,508

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.10%	11.81%
Tier I capital (to risk weighted assets)	15.85%	10.55%
Tier I capital (to leverage assets)	13.41%	9.67%

OTHER FINANCIAL DATA
Shares outstanding at end of period	18,404,725	12,872,781
Shareholders' equity (tangible) (1)	$150,065	$97,573
Book value per share	$9.38	$9.35
Tangible book value per share (1)	$8.15	$7.58

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2010	2009
LOANS BY TYPE
Real estate secured loans:
Permanent Loans:
Multifamily residential	$56,124	$67,654
Residential 1-4 family	80,551	95,761
Owner-occupied commercial	201,075	200,569
Non-owner-occupied commercial	163,054	145,975
Other loans secured by real estate	25,013	36,546
Total permanent real estate loans	525,817	546,505
Construction Loans:
Multifamily residential	15,279	20,994
Residential 1-4 family	26,830	42,813
Commercial real estate	18,077	40,914
Commercial bare land and acquisition & development	26,073	28,907
Residential bare land and acquisition & development	18,998	30,879
Other	-	5,198
Total construction real estate loans	105,257	169,705
Total real estate loans	631,074	716,210
Commercial loans	242,904	229,881
Consumer loans	6,742	7,125
Other loans	2,239	7,420
Gross loans	882,959	960,636
Deferred loan origination fees	(586)	(1,534)
	882,373	959,102
Allowance for loan losses	(17,769)	(18,348)
	$864,604	$940,754

Real estate loans held for sale	$1,397	$453

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$17,854	$18,680	$ 13,367	$ 10,980
Provision for loan losses	3,750	8,300	11,750	29,000
Loan charge offs	(4,240)	(8,822)	(10,189)	(21,872)
Loan recoveries	405	190	2,841	240
Net charge offs	(3,835)	(8,632)	(7,348)	(21,632)
Balance at end of period	$17,769	$18,348	$ 17,769	$ 18,348

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

	September 30,	September 30,
	2010	2009
NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent Loans:
Multifamily residential	$6,594	$-
Residential 1-4 family	4,945	1,283
Owner-occupied commercial	4,306	2,204
Non-owner-occupied commercial	7,359	-
Other loans secured by real estate	1,379	-
Total permanent real estate loans	24,583	3,487
Construction Loans:
Multifamily residential	2,033	-
Residential 1-4 family	3,099	2,817
Commercial real estate	4,262	7,551
Commercial bare land and acquisition & development	669	8,070
Residential bare land and acquisition & development	90	71
Other	-	-
Total construction real estate loans	10,153	18,509
Total real estate loans	34,736	21,996
Commercial loans	8,602	4,036
Consumer loans	-	-
Other loans	-	-
Total nonaccrual loans	43,338	26,032
90 days past due and accruing interest	-	-
Total nonperforming loans	43,338	26,032
Nonperforming loans guaranteed by government	(798)	(136)
Net nonperforming loans	42,540	25,896
Other real estate owned	15,422	4,247
Total nonperforming assets, net of guaranteed loans	$57,962	$30,143

LOAN QUALITY RATIOS
Allowance for loan losses as a percentage of total loans
outstanding, net of loans held for sale	2.01%	1.91%
Allowance for loan losses as a percentage of total
nonperforming loans, net of government guarantees	41.77%	70.85%
Net loan charge offs (recoveries) as a percentage of
average loans, annualized	1.69%	3.58%
Net nonperforming loans as a percentage of total loans	4.82%	2.70%
Nonperforming assets as a percentage of total assets	4.86%	2.62%

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
BALANCE SHEET AVERAGES
Loans (1)	$898,642	$957,602	$917,781	$961,704
Allowance for loan losses	(19,091)	(19,309)	(17,103)	(14,869)
Loans, net of allowance	879,551	938,293	900,678	946,835
Securities and short-term deposits	201,861	99,565	187,180	80,698
Earning assets	1,081,412	1,037,858	1,087,858	1,027,533
Non-interest-earning assets	109,650	89,395	106,797	87,089
Assets	$1,191,062	$1,127,253	$1,194,655	$1,114,622

Interest-bearing core deposits (2)	$627,264	$536,764	$600,870	$506,543
Non-interest-bearing core deposits (2)	219,512	187,996	211,646	177,047
Core deposits (2)	846,776	724,760	812,516	683,590
Non-core interest-bearing deposits	68,015	84,908	79,926	84,810
Deposits	914,791	809,668	892,442	768,400
Borrowings	93,219	193,841	122,254	217,567
Other non-interest-bearing liabilities	10,961	3,617	9,823	3,802
Liabilities	1,018,971	1,007,126	1,024,519	989,769
Shareholders' equity (book)	172,091	120,127	170,136	124,853
Liabilities and equity	$1,191,062	$1,127,253	$1,194,655	$1,114,622

Shareholders' equity (tangible) (3)	$149,547	$97,359	$147,537	$102,030

SELECTED MARKET DATA
Eugene market loans, net of fees, period end	$266,512	$256,291
Portland market loans, net of fees, period end	409,702	437,674
Seattle market loans, net of fees, period end	206,159	265,137
Total loans, net of fees, period end	$882,373	$959,102

Eugene market core deposits, period end (2)	$515,165	$480,033
Portland market core deposits, period end (2)	221,407	162,574
Seattle market core deposits, period end (2)	114,323	109,046
Total core deposits, period end (2)	850,895	751,653
Other deposits, period end	74,028	74,867
Total	$924,923	$826,520

Eugene market core deposits, average (2)	$510,594	$458,121	$505,106	$442,219
Portland market core deposits, average (2)	216,818	159,670	190,443	137,437
Seattle market core deposits, average (2)	119,364	106,969	116,967	103,934
Total core deposits, average (2)	846,776	724,760	812,516	683,590
Other deposits, average	68,015	84,908	79,926	84,810
Total	$914,791	$809,668	$892,442	$768,400

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.35%	6.62%	6.42%	6.54%
Yield on average securities	3.53%	5.29%	3.39%	5.80%
Yield on average earning assets	5.82%	6.49%	5.90%	6.48%

Rate on average interest-bearing core deposits	1.28%	1.57%	1.33%	1.56%
Rate on average interest-bearing non-core deposits	2.14%	1.67%	1.82%	1.85%
Rate on average interest-bearing deposits	1.37%	1.59%	1.40%	1.61%

Rate on average borrowings	3.03%	1.61%	2.43%	1.52%
Cost of interest-bearing funds	1.56%	1.59%	1.55%	1.58%

Interest rate spread	4.26%	4.90%	4.35%	4.90%

Net interest margin	4.68%	5.24%	4.76%	5.24%

(1) Includes loans held-for-sale and loans held-for-investment.
(2) Core deposits include all demand, savings, & interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(3) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.